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                                                                    EXHIBIT 99.1

[TICKETS.COM LETTERHEAD]

FOR IMMEDIATE RELEASE

                         TICKETS.COM SECURES $15 MILLION
                        FINANCING FROM TWO CORE INVESTORS

                    MANAGEMENT SAYS COMPANY NOW HAS ADEQUATE
                    CAPITAL TO ENSURE ITS LONG-TERM VIABILITY

COSTA MESA, Calif., May 2, 2001 - Tickets.com, Inc. (Nasdaq: TIXX), a leading ticketing solutions provider for live events, today announced it has completed definitive documentation on a $15.0 million, private, preferred equity financing that is expected to fully fund the company through and beyond its achievement of cash flow profitability in late 2001. General Atlantic Partners, LLC and International Capital Partners (ICP), both early investors in Tickets.com, will provide the $15 million subject to shareholder approval.

"We're pleased to expand our commitment to Tickets.com with this additional investment," said Braden R. Kelly, a general partner of General Atlantic. "We continue to believe in the power of the company's business model, proprietary technology and long-term growth potential."

"Though both our groups have enjoyed a long relationship with Tickets.com, we approached this as we would any new investment," said Nicholas E. Sinacori, a managing partner of ICP. "Over the past year, Tickets.com has achieved tremendous progress in both expanding its revenue base and rationalizing its cost structure. Now, with ample capital to meet its operating needs and continue its investment in key growth-related initiatives, the company is well-positioned to capture a growing share of the ticketing marketplace."

"We are particularly pleased that these core investors, both highly-regarded for their financial expertise and successful track records, have given us such a resounding vote of confidence," said W. Thomas Gimple, co-chairman and chief executive officer of Tickets.com. "In what many have described as one of the most difficult periods in recent memory for technology fundraising, Tickets.com was in the enviable position of having multiple financing options from which to choose. Ultimately, a special committee of Tickets.com's Board of Directors selected the General Atlantic/ICP financing as the best alternative for the company and its shareholders."

"This financing follows a prudent and exacting analysis aimed at determining the optimal level of funding - meeting our company's needs, while minimizing resulting dilution -- and providing very attractive terms. We believe it eliminates any going concern issues for our company, and it allows us to continue to deliver the best ticketing technology in the business to our customers," said Gimple.

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The financing will be funded in two separate tranches. The first, a $6.5 million investment, will be funded in May 2001, while the second $8.5 million tranche will be funded after shareholder approval. The preferred stock, consisting of an aggregate 25,000,000 shares, will be initially convertible into common stock at 60 cents per share, subject to adjustments, and has a 9% dividend.

The preferred stock and the common stock into which it may be converted have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT TICKETS.COM

Tickets.com is a leading business-to-business ticketing solutions provider for live events. The company facilitates the sale of tickets by enabling venues and entertainment organizations with proprietary and cutting edge software, retail outlets, call centers and interactive voice response (IVR) systems. Tickets.com builds private label Ticketing GatewaysSM to enable live entertainment organizations with e-commerce distribution platforms. The company also sells tickets directly to consumers at www.tickets.com, providing tickets and information on virtually all events and entertainment organizations, as well as offering related products and services. Tickets.com's automated ticketing solutions are used by thousands of entertainment organizations such as leading performing arts centers, professional sports organizations and various stadiums and arenas in the U.S., Canada, Europe, Australia and Latin America. Tickets.com is the official ticket supplier to the 2002 Olympic Winter Games as well as the official online ticketing solutions provider for MLB Advanced Media, LP. Tickets.com, Inc., is headquartered in Costa Mesa, California. The company was established in 1996 and made an initial public offering in 1999.

ABOUT GENERAL ATLANTIC

General Atlantic Partners, LLC focuses exclusively on investing in information-technology, Internet and telecommunications businesses globally and at all stages of the development. The firm was founded in 1980 and has approximately $4 billion of capital available for investment. General Atlantic has invested in nearly 100 companies and has current holdings in nearly 70 companies including Apollis, digiquant, E*Trade Group, Eclipsys, Exact, EXE Technologies, Exult, Firepond, iFormation Group, Manugistics, Predictive, ProBusiness, Proxicom, Screaming Media, Sesa and Xchanging. The firm is unique in its global perspective on information technology, its worldwide presence, its long-term approach to investments, and its commitment to provide sustained strategic assistance for its portfolio companies. General Atlantic has 75 professionals among its over 100 employees worldwide with offices in Greenwich, New York, Reston, London, Dusseldorf, Singapore, Tokyo, Hong Kong and Sao Paulo. See www.gapartners.com.

ABOUT INTERNATIONAL CAPITAL PARTNERS

International Capital Partners Inc. (ICP), provides expansion capital in the form of equity and equity linked securities to smaller growth companies. Generally, these companies are private and planning an IPO in the near future. ICP also invests privately in public companies valued at under $150 million and, selectively, in "angel" round investments. It is a condition of ICP investments that an ICP Managing Partner joins the Board of Directors of investee companies. We play a very active role in assisting our companies to grow rapidly. ICP has a record of successful investing in small companies, having invested over $150 million in more than 60 transactions with 36 companies. See www.intcapital.com.

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                          FOR MORE INFORMATION CONTACT:

                                 Randall Oliver
                                   Tickets.com
                                 (714) 327-5612
                               roliver@tickets.com



The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Tickets.com, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Tickets.com, Inc.'s long-term growth potential, ability to capture market share, future investment and capital requirements, future profitability and ability to continue as a going concern in the future are among those forward-looking statements.